Exhibit 99.1

For release: July 22, 2005, 6:00 am EDT	Contact: Mark Rittenbaum

Greenbrier elects Charles J. Swindells to Board of Directors

          Lake Oswego, Oregon, July 22, 2005 — The Greenbrier Companies [NYSE:GBX] today announced the election of Charles J. Swindells to the Company’s Board of Directors, effective September 1, 2005. Election of Mr. Swindells will increase Greenbrier’s Board of Directors to eight members, five of which will be independent directors. A majority of Greenbrier’s directors are independent now.

          Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005, where he worked on significant security and trade issues in the Far East Pacific Region, which includes China. His career in the investment and fiduciary services industry spans over 30 years. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He has also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio. He was also a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Ambassador Swindells received his Bachelor of Science Degree from Lewis & Clark College.

          “We are pleased to have Ambassador Swindells join Greenbrier’s Board of Directors,” said William A. Furman, president and chief executive officer of Greenbrier. “He brings significant investment, fiduciary, and Board experience, as well as experience as a U.S. Ambassador in one of the most challenging and dynamic regions in the world, all of which will be invaluable to the Company. The Ambassador’s experience on trade issues in the Far East Pacific Region will be particularly helpful as we expand our global sourcing and commercial collaboration efforts.”

          The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 16 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 128,000 railcars.

          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.